Exhibit 99.1

NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509	NEWS
RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Michael P. Windisch, CFO
Phone:	(859) 263-3948
FAX:	(859) 263-4228
NGAS RESOURCES ANNOUNCES YEAR-END PROVED RESERVES OF 105 BCFE
Annual Production Growth of 15%
Net Wells Increase 26%
LEXINGTON, KENTUCKY, February 13, 2008. NGAS Resources, Inc. (Nasdaq: NGAS) today announced that its estimated proved reserves at year-end 2007 were 105 billion cubic feet equivalents (“Bcfe”), of which 46% were proved developed. Based on annualized fourth quarter production, the reserve life index at the end of 2007 was 28.8 years overall and approximately 13.1 years for the Company’s proved developed producing reserves. A majority of the acreage in the Company’s major fields is undeveloped, providing a multi-year inventory of drilling locations for future development.
The Company’s annual production in 2007 increased 15% to 3.3 Bcfe compared to 2.9 Bcfe in 2006. Production in the fourth quarter of 2007 was 0.92 Bcfe, an increase of 18% on a period-over-period basis and 11% from third quarter 2007 levels. The realized sales price for natural gas, which represents 97% of the Company’s proved reserves, averaged $8.06 per Mcf for the fourth quarter of 2007 and $8.19 per Mcf for the year as a whole.
“Our significant increase in production reflects the evolution of our business model for accelerating organic growth by retaining larger net positions in new wells on our operated properties,” commented William S. Daugherty, President and CEO. “Due to the pace of drilling and the complexities of infrastructure development, we had a substantial backlog of wells awaiting connection at year end. This includes all the wells drilled during the year in our Fonde field and our New Albany shale project in western Kentucky. We expect to see significant upside as we bring these wells on line this year.” Mr. Daugherty further commented, “Our growth strategy for 2008 will be focused on that task, as well as adding to our acreage position in key fields and taking advantage of horizontal drilling opportunities. We plan to focus those initiatives in our Leatherwood field, where we spudded our first horizontal well on February 9th and expect to drill between ten to fifteen horizontal wells by year end.”

The Company drilled 48 gross (21.9 net) wells during the fourth quarter of 2007 and a total of 217 gross (82.2 net) wells for the year as a whole, compared to 226 gross (65.5 net) wells in the prior year. The 26% increase in the Company’s net well position for 2007 reflects a shift in its business model to retain all of its available working interest in wells drilled on key operated properties. This strategy was implemented late in 2007, and most of the higher net interest wells were awaiting connection at year end. For 2008, the Company has a drilling budget of $44 million, including its horizontal drilling initiatives, plus $6 million in infrastructure enhancements.
During 2007, the Company constructed 63 miles of gathering lines, extending its gas gathering and transmission system to a total of 593 miles. Additions to the Company’s infrastructure during 2007 also included facilities to handle new production from its New Albany shale project in western Kentucky and a natural gas processing plant in Rogersville, Tennessee for extracting liquids from its southern Appalachian production. Both of these projects are being brought on line in the first quarter of 2008.
About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian basin. Additional information, including the Company’s most recent periodic reports and proxy statement, can be accessed on its website at www.ngas.com.
Forward Looking Statement
This release includes forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the Company to implement its business strategy. These and other risks are described in the Company’s periodic reports filed with the United States Securities and Exchange Commission.

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